Exhibit 10.6

EXECUTION COPY

AMENDED AND RESTATED CO-BRAND MARKETING AGREEMENT

This Amended and Restated Co-Brand Marketing Agreement (“Agreement”), dated as of October 17, 2018 (“Execution Date”) is made by and between First National Bank of Omaha, a national banking association with an address of 1620 Dodge Street, Omaha, Nebraska 68197 (“FNBO”) and MN Airlines, LLC doing business as Sun Country Airlines, a Minnesota limited liability company with an address of 1300 Corporate Center Curve, Eagan, Minnesota 55121 (“Co-Brand Partner”).

RECITALS:

WHEREAS, FNBO and Co-Brand Partner are parties to that certain Co-Brand Marketing Agreement dated as of July 11, 2013, as amended by that certain Amendment No. 1 to Co-Brand Marketing Agreement dated as of May 1, 2014, that certain Amendment No. 2 to Co-Brand Marketing Agreement dated as of June 3, 2014, that certain Amendment No. 3 to Co-Brand Marketing Agreement dated as of July 1, 2016, that certain Amendment No. 4 to Co-Brand Marketing Agreement dated as of January 10, 2018, that certain Amendment No. 5 to Co-Brand Marketing Agreement dated as of April 2, 2018, and that certain Amendment No. 6 to Co-Brand Marketing Agreement dated as of August 1, 2018 (collectively, the “Existing Agreement”).

WHEREAS, FNBO and Co-Brand Partner entered into the Existing Agreement to establish and implement the Program (as defined below) for Co-Brand Partner’s customers; and

WHEREAS, FNBO and Co-Brand Partner desire to amend and restate the Existing Agreement as set forth herein effective as of the Effective Date, except for certain changes to compensation; and

WHEREAS, certain changes to compensation as specified in this Agreement are to be effective as of July 1, 2018.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the foregoing recitals are incorporated in and made a part of this Agreement, and the parties agree to amend and restate the Existing Agreement as follows:

SECTION 1: DEFINITIONS

For purposes of this Agreement, the parties agree that the capitalized terms set forth below shall have the meanings associated therewith. Definitions in the singular shall be construed to include the plural where appropriate.

“Account” means any consumer credit card account opened and for which Cards are issued to Cardholders pursuant to this Agreement.

“Activated” means a Cardholder has used an Account to make a purchase, cash advance or balance transfer within ninety calendar days from the issuance of the Account. For purposes of clarity, an Account is not considered Activated due to the imposition of an annual fee, whether the fee is assessed or waived.

“Affiliate” means, with respect to an entity, another entity that, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with the first entity.

“Alternative Nominated Purchaser” has the meaning given to such term in Schedule 3.7.

“Applicable Law” means any law, regulation or determination of a governmental authority applicable to this Agreement or the duties and obligations of the parties under the Program including consumer protection laws.

“Application Account” means a new Account approved and opened as a result of an application accessed through the Co-Brand Partner Website; a take-one application received through a promotion, on a flight operated by Co-Brand Partner or its Affiliates, or at an airline gate or terminal; or an e-mail application received through an e-mail campaign conducted by FNBO or Co-Brand Partner (with FNBO’s prior express approval).

“Breach” means the unauthorized access to or disclosure of Nonpublic Personal Information, breach of the obligations of Section 7, or any breach of Recipient’s security related to areas, locations or computer systems which contain any Nonpublic Personal Information, including without limitation any instance of theft, unauthorized access by fraud, deception or other malfeasance, or inadvertent access, whether caused by Recipient’s employee, Subcontractor or any third party, in each case related to the Program.

“Card” means any Network consumer credit card issued by FNBO pursuant to this Agreement.

“Cardholder” means a person: (a) to whom an Account is issued pursuant to this Agreement; or (b) authorized to use any Card or Account issued pursuant to this Agreement.

“Cardholder List” means Cardholder names, addresses and other information pertaining to Cardholders or Accounts generated as a result of this Agreement.

“Claims” means any and all proceedings, actions, claims, allegations, suits, damages, losses, costs, charges, fines, expenses or any liabilities of any nature, kind, and description whatsoever (including reasonable attorneys’ fees, court costs and expenses and the cost of enforcing an indemnity provision, which shall be reimbursed as incurred).

“Co-Brand Partner Proprietary Rights” means: (a) Customer Lists; (b) the information on the Co-Brand Partner Website, excluding any FNBO Proprietary Rights; (d) any domain names Co-Brand Partner registers for Co-Brand Partner’s use on the world wide web; (e) Co-Brand Partner Marks; (f) the name of Co-Brand Partner; (g) all materials related to the Rewards Program and all inserts and marketing materials designed by or on behalf of and paid for by Co-Brand Partner, and (g) any and all information, ideas, concepts, artwork, graphics, applications and any other proprietary rights of Co-Brand Partner used in creating the Co-Brand Partner Website or Rewards Program materials. For the avoidance of doubt, Co-Brand Partner Proprietary Rights do not include any FNBO Marks, the name of FNBO or any information, ideas, concepts, artwork, graphics, applications or other materials developed or paid for by FNBO.

“Co-Brand Partner Website” means the applicable portion of Co-Brand Partner’s website located on the internet at a domain registered, owned and maintained by Co-Brand Partner.

“Compensation” means fees and revenue sharing amounts paid by FNBO to Co-Brand Partner under this Agreement.

“Confidential Information” means any information, including Nonpublic Personal Information, which the Recipient obtains, maintains, processes or otherwise is permitted to access from or about the Discloser, its Affiliates or their respective Consumers. FNBO’s Confidential Information includes, but is not limited to, the Cardholder List and all information contained on applications for Accounts. Co-Brand Partner’s Confidential Information includes, but is not limited to, the Customer Lists.

“Consumer” means an individual, including an individual’s legal representative, who has obtained or applied for a financial product or service from either party or its Affiliates for personal, family or household purposes, or who is identified on a marketing or other list or file made available by one party to the other party.

“Consumer Account” means an Account for a natural person for personal, family or household purposes.

“Contract Year” means the twelve (12) month period of time commencing on July 1, 2018 and each succeeding twelve (12) month period during the Term.

“Control” means, for purposes of the definition of “Affiliate,” possessing, directly or indirectly, the power to direct or cause the direction of the management or affairs of an entity, whether through ownership or voting securities, by contract or otherwise.

“Credit Card Rewards Point” means a rewards point earned by a Cardholder through the Credit Card Rewards Program and awarded by FNBO as a result of the posting of a Qualifying Credit Card Transaction to such Cardholder’s Account in accordance with Schedule 2.7. Each Credit Card Rewards Point shall automatically convert to a Rewards Point in accordance with the program requirements set forth in Schedule 2.7 the rewards terms and conditions agreement between the Cardholder and FNBO and the terms and conditions of the Rewards Program.

“Credit Card Rewards Program” means the rewards program offered by FNBO and associated with the Program, through which Credit Card Rewards Points are offered to Cardholders prior to their conversion to Rewards Points in the Rewards Program.

“Customer List” means a listing of (a) all the names of Co-Brand Partner’s customers; (b) their addresses (including street, city, state and zip code); (c) e-mail addresses (when available); and (d) telephone numbers (when available). Co-Brand Partner shall exclude from the Customer List customers who have not reached the age of majority, customers who have exercised their right to opt-out of marketing solicitations (or who failed to opt-in where required by Applicable Law or regulation) under Applicable Laws or Co-Brand Partner’s privacy policy.

“Discloser” means the party disclosing Confidential Information.

“Effective Date” means January 2, 2019.

“Electronic Solicitations” means solicitations conducted electronically and includes, but is not limited to, internet advertising, electronic mail solicitations, website solicitations and website links.

“Execution Date” has the meaning set forth in the introductory paragraph hereto.

“Extension Term” has the meaning set forth in Section 4.1.

“FFIEC” means Federal Financial Institutions Examination Council.

“FNBO Proprietary Rights” means: (a) Cardholder Lists; (b) Promotional Materials; (c) the information on the FNBO Website, excluding any Co-Brand Partner Proprietary Rights; (d) any domain names FNBO registers for FNBO’s use on the world wide web; (e) FNBO Marks; (f) the name of FNBO; (g) all materials related to Accounts and the Program in any form or medium including cardmember agreements, agreements, servicing materials, disclosures, notices, Cardholder correspondence, statements, ancillary product materials and any other Program materials, excluding any Co-Brand Partner Proprietary Rights; and (h) any and all information, ideas, concepts, artwork, graphics, applications and any other proprietary rights of FNBO used in creating the FNBO Website or Promotional Materials. For the avoidance of doubt, FNBO Proprietary Rights do not include any Co-Brand Partner Marks, the name of Co-Brand Partner or any information, ideas, concepts, artwork, graphics, applications or other materials developed or paid for by Co-Brand Partner.

“FNBO Website” means the applicable portion of FNBO’s website located on the internet at a domain registered, owned and maintained by FNBO.

“Good Standing” means with respect to an Account, that as of the date of such determination all payments have been made when due, charge privileges have not been revoked or suspended, the credit limit is not exceeded, had a balance greater than $0.00 in each of the last six billing cycles or on which finance charges have been billed in each of the last six billing cycles, and all other requirements of the applicable Cardmember Agreement have been complied with as of the applicable date.

“Hot Lists” means a Customer List provided by Co-Brand Partner consisting of (a) members of Co-Brand Partner’s Rewards Program and other customers with recent activity with Co-Brand Partner and (b) their addresses (including street, city, state and zip code). By way of example, Hot Lists might be comprised of recent redeemers, new rewards program enrollees, recent customers, and/or rewards members with a change in status. The Hot Lists shall exclude customers who have exercised their right to opt-out of marketing solicitations under Applicable Laws or Co-Brand Partner’s privacy policy or failed to opt-in where required by Applicable Law or regulation.

“Indemnified Party” means the party receiving indemnification from the Indemnifying Party under this Agreement.

“Indemnifying Party” means the party providing indemnification to the Indemnified Party under the terms of this Agreement.

“Inserts” has the meaning given in Section 2.4(b).

“Interchange Rate” means the weighted average blend of the actual interchange rates applied by the Network to transactions under the Program.

“Launch Date” means June 3, 2014, the date that the first solicitation (direct mail or electronic) for Cards was conducted under the Program.

“Marks” means names, trademarks, service marks, trade names, logos, copyrights and other proprietary materials and information.

“Network” means, as applicable, American Express Travel Related Services, Inc.; DFS Services LLC; MasterCard International, Inc. or Visa U.S.A., Inc.

“Network Rules” means the bylaws, procedures, rules, standards and regulations of any Network, and any determination or finding of a Network, applicable to or binding upon a party’s duties or obligations with respect to the Program.

“Net Retail Sales” means the amount of valid net purchase transactions posted to Accounts, but shall not include the aggregate amount of: (a) all refunds to Accounts, such as credit for returned merchandise or disputed billing items; (b) those amounts representing annual fees, finance charges, and other bank fees or charges posted to Accounts (such fees include, but are not limited to, late fees, return check fees, over limit fees, credit insurance premiums, cash advance fees, balance consolidation fees, collection costs and administrative fees); and (c) the amount of all cash advance transactions and/or cash advance transaction fees (which include balance transfers and the use of special checks).

“Nominated Purchaser” has the meaning given to such term in Schedule 3.7.

“Nonpublic Personal Information” means any information from or about Consumers that: (a) relates to any Consumer; (b) relates to, or derives from, any transaction between FNBO or its Affiliates and any Consumer; or (c) is a list, description or other grouping of Consumers. Nonpublic Personal Information includes, but is not limited to, application, Account and transaction information, Cardholder Lists, Consumer names and addresses, consumer report information or information derived therefrom, and the fact that an individual is or was a customer of FNBO or any of its Affiliates.

“PCI DSS” means Payment Card Industry Data Security Standard.

“Program” means the credit card program established pursuant to this Agreement, including all aspects of the marketing, underwriting, delivery, administration, servicing, collection and termination of the Accounts and the respective obligations of the parties under the Agreement with respect to the Accounts, Cards and Cardholders.

“Program Assets” has the meaning given thereto in Schedule 3.7, which is hereby incorporated into and made part of this Agreement.

“Promotional Materials” means all marketing, advertising and solicitation materials provided or made available to Co-Brand Partner or utilized in any marketing campaign which may include, but is not limited to, applications, banners, signs, take-one applications, take-one holders, take-one solicitation materials and Electronic Solicitations.

“Purchase Option” has the meaning given to such term in Schedule 3.7 hereto.

“Qualifying Credit Card Transaction” has the meaning given to such term in Schedule 2.7, Mandatory Terms, Paragraph 8.

“Recipient” means the party receiving Confidential Information.

“Red Flags” means patterns, practices, or specific activities that indicate the possible existence of identity theft.

“Renewal Term” means each successive three year period following the completion of the Extension Term.

“Rewards Account” has the meaning set forth in Schedule 2.7

“Rewards Point” means a rewards point earned by a member of the Rewards Program including a rewards point awarded by the automatic conversion of a Credit Card Rewards Point in accordance with Schedule 2. 7.

“Rewards Program” means the “Ufly Rewards” program or its replacement as set forth in Section 2.7 and Schedule 2.7, (which is incorporated by reference) of this Agreement.

“Sales Employee” has the meaning given in Section 10.7

“Solicitation Account” means a new Account which is not an Application Account.

“Subcontractor” means any person or entity that has a business arrangement with Co-Brand Partner, by contract or otherwise, to perform duties, conduct activities or provide services, or that has any other responsibilities or obligations related to the Program in any way or that involves such person or entity obtaining, maintaining, viewing or accessing FNBO Nonpublic Personal Information. Without limiting the generality of the foregoing sentence, the parties acknowledge and agree that Olson, Inc. shall be a Subcontractor of Co-Brand Partner for the purpose of administering the Co-Brand Partner Reward Program.

“Term” means the Extension Term and each Renewal Term.

“Termination Date” means the date the contract is terminated whether pursuant to Section 9.1 or otherwise.

“UDAAP” means acts or practices which are unfair, deceptive or abusive as provided under Applicable Law.

SECTION 2: PROMOTIONS

2.1 Solicitations. Co-Brand Partner authorizes FNBO to conduct direct mail, telemarketing, Electronic Solicitations and other promotional activities to the individuals on Customer Lists. Co-Brand Partner shall provide camera ready artwork of its Marks to FNBO for use on Cards, Promotional Materials and related materials and items. Unless otherwise provided in this Agreement, Co-Brand Partner and FNBO are solely responsible for their own costs and expenses of performance under this Agreement. FNBO may, at its option and in its sole discretion, discontinue marketing in general or through any specific channel at any time based on administrative, compliance, or reputational concerns.

2.2 Co-Brand Partner’s Participation. Co-Brand Partner agrees to continuously and diligently support and endorse the Card products and to cooperate as reasonably requested by FNBO in all marketing and solicitation activities that FNBO desires to conduct. Without limiting the generality of the foregoing, Co-Brand Partner agrees to: (a) participate in a minimum of 4 direct mail programs per Contract Year, (b) continuously promote solicitations at airline counters and in airline terminals, (c) participate in a minimum of 4 internet solicitations per Contract Year; (d) provide Customer Lists and Hot Lists to FNBO pursuant to Section 2.3; (e) establish and maintain prominent hyperlinks from Co-Brand Partner’s Website to FNBO’s Website, provided, however, that FNBO may disable the hyperlinks at any time if FNBO is or becomes concerned about compliance or the security of the FNBO Website; (f) establish and maintain references to the Card products on Co-Brand Partner’s Website; (g) continuously promote the Card products in the Co-Brand Partner in-flight magazine; and (h) prominently display Promotional Material on all Co-Brand Partner ticket counters.

2.3 Customer Lists. (a) Co-Brand Partner will provide FNBO with updated Customer Lists on a quarterly basis. Customer Lists must be delivered to FNBO by Co-Brand Partner on or before the 15th calendar day after the commencement of each calendar quarter. Co-Brand Partner will provide FNBO with an updated Hot List on a monthly basis, which must be delivered to FNBO by the last Business Day of each month. Co-Brand Partner will provide the Customer Lists and Hot Lists at no cost to FNBO.

(b) Although FNBO may choose to do so, FNBO is under no obligation to solicit each and every person listed on any Customer List or Hot List. Co-Brand Partner shall be the sole and exclusive owner of the Customer Lists and Hot Lists. Co-Brand Partner grants FNBO and its Affiliates a non-exclusive and royalty free license to use the Customer Lists and Hot Lists during the Term. Co-Brand Partner agrees to indemnify and hold FNBO harmless against any claims (including court costs, attorney’s fees and the cost of enforcing this indemnity provisions) that Co-Brand Partner’s authorizing FNBO to use the Customer Lists and Hot Lists is unauthorized, improper or illegal.

(c) The initial Marketing Plan (defined below in Section 2.10) prepared by the Parties will provide for Co-Brand Partner to conduct all solicitations of FNBO’s Cards to individuals on the Customer List and Hot List during an initial two (2) month period, which shall begin no later than March 31, 2014. The form of all such solicitations and solicitation materials shall be subject to FNBO’s prior review and written approval accordance with Section 2.11(b) of this Agreement. Co-Brand Partner shall bear all costs for any solicitations conducted during this initial two (2) month period, and FNBO shall cooperate with Co-Brand Partner in the solicitation of FNBO’s Cards to individuals on the Customer List and Hot List during this initial two (2) month period. Notwithstanding the foregoing, after May 31, 2014, FNBO may solicit Cards to persons identified on any Customer List and Hot List provided to FNBO by Co-Brand Partner during the Term.

2.4 Promotional Materials; Inserts.

(a) FNBO will provide, at FNBO’s expense, a reasonable quantity of customized take-one applications and materials for airline counter solicitations. Co-Brand Partner agrees not to use any Promotional Materials or other references pertaining to FNBO or any of FNBO’s credit cards, products or services without FNBO’s prior written authorization and approval of the form, content, specifications and quality thereof. FNBO agrees to provide Promotional Materials containing Co-Brand Partner’s Marks to Co-Brand Partner for Co-Brand Partner’s prior approval (such approval not to be unreasonably withheld). FNBO may consider Co-Brand Partner’s failure to respond within five business days to be an approval. If Co-Brand Partner requests non-standard solicitations or special inserts, FNBO may request prior to the production of such materials that Co-Brand Partner reimburse FNBO for any additional cost which may be incurred. Upon termination of this Agreement, Co-Brand Partner shall: (a) promptly return all Promotional Materials and all other solicitation materials whatsoever that FNBO supplied to Co-Brand Partner or that Co-Brand Partner has in its possession; and (b) delete, discontinue and cease all Electronic Solicitations.

(b) Co-Brand Partner and FNBO will, at Co-Brand Partner’s sole cost and expense (including any incremental postage costs) and subject to Applicable Law, FNBO’s policies (including privacy policies) and FNBO system requirements and, FNBO operational limitations, mutually agree to the content, targeting, and method of distribution of Cardholder inserts (“Inserts”) and statement messaging. FNBO shall provide specifications and updates to specifications for Insert production and distribution, including dates on which Inserts and statement messaging need to be received by FNBO for timely inclusion. Co-Brand Partner will be responsible for producing inserts and statement messaging that are recommended for inclusion by Co-Brand Partner. Notwithstanding the foregoing, any insert or statement message that FNBO reasonably determines is necessary to comply with Applicable Law or Network Rules shall be the responsibility of FNBO in all respects and shall take precedence over any Co-Brand Partner inserts or statement messages. The content and distribution of the Inserts and statement messages shall be subject to the prior written approval of FNBO, such approval not to be unreasonably withheld, delayed or conditioned. FNBO will advise Co-Brand Partner if it reasonably believes that the content of statement inserts or messages proposed by Co-Brand Partner for distribution to Cardholders would conflict with Applicable Law, Network Rules, product offerings, FNBO policies (including privacy policies) or system requirements of FNBO or any Affiliate or its reputation and the parties shall work in good faith to modify the content so it does not conflict with Applicable Law, Network Rules, product offerings, FNBO policies (including privacy policies), system requirements or reputation of FNBO or its Affiliates. In the event, FNBO and Co-Brand Partner are not able to reach mutual agreement on the content and targeting of any Insert or statement message, FNBO may at its sole discretion, refuse to include such Insert or statement message in a mailing and such refusal shall not be deemed to be a breach of this Agreement.

(c) For any given month, Co-Brand Partner will bear all incremental costs of postage incurred from Inserts that exceed FNBO’s standard size and weight requirements for Inserts, excluding incremental costs associated with additional material inserted by FNBO to comply with requirements of law; provided, that FNBO shall notify Co-Brand Partner of any such incremental costs prior to mailing the Inserts and obtain Co-Brand Partner’s prior written approval to proceed with the mailing. FNBO will provide standard size and weight requirements in advance. Co-Brand Partner will provide written notice to FNBO of its intent to include any Insert or statement message. Subject to limitations and conditions set forth above and in sub-section (b) , FNBO shall include Co-Brand Partner-requested Inserts and statement messages.

2.5 Network Rules. Co-Brand Partner understands that FNBO’s ability to offer Cards is based on the consent of the Network. Co-Brand Partner agrees to comply with all Network Rules applicable to the activities contemplated hereunder and such additional requirements as the Network may impose from time to time. In order to assure compliance with such Network Rules, Co-Brand Partner agrees not to produce communications, advertisements, or Promotional Materials regarding Cards without FNBO’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

2.6 Exclusivity. Co-Brand Partner agrees that during the Term Co-Brand Partner shall not, by itself or in conjunction with others, directly or indirectly, or through any parent, Affiliate or subsidiary, offer or endorse, enter into any agreement with others for the provision of, or otherwise make available to Co-Brand Partner’s customers, any other credit cards or credit card related products or services; provided, that the foregoing will not prevent Co-Brand Partner from entering into such an agreement during the final year of the Term, so long as no credit cards are issued, or marketing related to such credit cards conducted, prior to the Termination Date. The foregoing shall not be construed to prohibit Co-Brand Partner from providing Co-Brand Partner’s customers with debit cards or engaging in or obtaining merchant processing activities. Co-Brand Partner may, after termination of this Agreement, offer current Cardholders the opportunity to participate in another credit card program that Co-Brand Partner endorses, provided Co-Brand Partner does not make such offer only to such Cardholders, but rather as a part of a general solicitation to Co-Brand Partner’s customers or other persons identified independently of their status as Cardholders and provided further that no such existing Cardholders are directly or indirectly identified as Cardholders or offered incentives different from that offered to Co-Brand Partner’s customers or other persons who are not Cardholders; provided, that the foregoing restriction shall not apply to Accounts transferred to Co-Brand Partner (or the Nominated Purchaser or the Alternative Nominated Purchaser as applicable) as a result of the exercise by Co-Brand Partner of the Purchase Option and the completed sale of Program Assets by FNBO. For clarity, Co-Brand Partner may not target Cardholders whose Accounts were not sold or transferred to Co-Brand Partner (or the Nominated Purchaser or Alternative Nominated Purchaser as applicable) as a result of the exercise by Co-Brand Partner of the Purchase Option and the completed sale of Program Assets by FNBO; provided that the foregoing will not limit Co-Brand Partner’s right to market generally to the Customer List or to the members of the Rewards Program.

2.7 Rewards Program. Co-Brand Partner shall offer a Rewards Program to the Cardholders, and shall contain at least those terms set forth on Schedule 2.7 under the heading “Mandatory Terms.” To the extent that any such Mandatory Terms are not in effect as of Execution Date, Co-Brand Partner shall cause such Mandatory Terms to become effective as soon thereafter as reasonably practicable but no later than the Effective Date. The Rewards Program shall be operated in accordance with the terms set forth on Schedule 2.7 under the heading “Administration of Rewards Program.” Subject to any additional requirements on Schedule 2.7, Co-Brand Partner may also add, change, or modify other terms of the Rewards Program so long as such additions, changes, or modifications do not conflict with the Mandatory Terms. No such change may impose additional or altered obligations on FNBO without its consent, except to provide additional information that is readily available, may lawfully be provided subject to FNBO’s internal policies and procedures, and is no more burdensome to provide than any such information already being provided. Co-Brand Partner will notify FNBO of material changes in the Rewards Program in advance of the effective date of such material change, but in any event no less than 90 days in advance of the earlier of when Cardholders are notified thereof or the effective date of the change. Other terms for the Rewards Program include, but are not limited to, the terms set on Schedule 2.7 under the heading “Discretionary Terms.” Terms and Conditions for the Rewards Program (for purposes of disclosure to Cardholders) shall be established by Co-Brand Partner, but subject to FNBO’s approval, which shall not be unreasonably withheld. For avoidance of doubt, Co-Brand Partner and FNBO hereby acknowledge and agree that the Rewards Program is administered, owned, managed and maintained solely by Co-Brand Partner and, other than timely reporting of Credit Card Rewards Points based on Qualified Credit Card Transactions by Cardholders as outlined in this Agreement, FNBO is not responsible for any aspect or function of the Rewards Program, including, but not limited to, Co-Brand Partner’s products, services, decisions, or Co-Brand Partner’s refusal to honor Rewards Point redemption requests. Notwithstanding anything to the contrary in this Agreement, FNBO shall have full authority to cease participation in the Rewards Program based on administrative, compliance, or reputational concerns upon thirty (30) days’ notice to Co-Brand Partner. In the event that FNBO ceases its participation in the Rewards Program, either party may terminate this Agreement upon sixty (60) days written notice to the other party; provided, that in the event Co-Brand Partner exercises its Purchase Option, the Termination Date shall be extended as necessary to match the Purchase Date. For the avoidance of doubt, FNBO’s decision to cease participation in the Rewards Program, or any other termination of the Program, shall not change (a) FNBO’s obligation to pay compensation pursuant to Section 5.1 and Schedule 5.1 or (b) Co-Brand Partner’s obligation to honor all Rewards Points validly credited to Rewards Accounts prior to the effective date of such cessation or termination, subject to the terms and conditions of the Rewards Program.

2.8 Joint Marketing Steering Committee. Co-Brand Partner and FNBO shall establish a committee (the “Joint Marketing Steering Committee”) for the purpose of creating Marketing Plans (as defined below), proposed revisions to Marketing Plans, rewards programs and other matters regarding marketing of the Program. The Joint Marketing Steering Committee shall be comprised of at least two management-level employees representing Co-Brand Partner and at least two management-level employees representing FNBO. The parties will endeavor to provide stability and continuity in the make-up of their respective Joint Marketing Steering Committee members throughout each calendar year of the term of this Agreement. The Joint Marketing Steering Committee will meet (whether in-person, via telephone or video conference, or any combination thereof) at least once per calendar quarter during the Term.

2.9 No Authority to Amend Agreement. The Joint Marketing Steering Committee is not authorized to amend any terms of this Agreement. Any amendments, modifications and substitutions to the Program proposed under any Marketing Plan, shall not be effective to bind either party hereto except and to the extent an amendment to this Agreement is signed by authorized representatives of Co-Brand Partner and FNBO in accordance with terms for amending this Agreement.

2.10 Marketing Plan. Prior to each meeting of the Joint Marketing Steering Committee, the parties will prepare a mutually-agreeable plan (“Marketing Plan”) that sets forth the parties’ marketing strategies for the calendar quarter immediately following the upcoming calendar quarter. As an example, the Marketing Plan prepared in the first quarter shall set forth strategies to be implemented in the third quarter. Each Marketing Plan should include proposed solicitation, activation and retention strategies and communication methods (i.e.-direct mail campaigns, statement inserts, statement messages, Electronic Solicitations, Co-Brand Partner employee incentive programs, and activation premium promotions (e.g., merchandise or other incentives provided to prospective Cardholders for completing applications for Accounts), etc.). Each Marketing Plan should also include a marketing calendar setting forth the proposed dates for completing the proposed marketing initiatives. Subject to Applicable Law, system limitations, Network Rules and FNBO’s procedures and policies (including privacy policies), FNBO and Co-Brand Partner agree to use commercially reasonable efforts to collaborate and develop strategies that are mutually agreed to by both parties and are designed to make account acquisition offers competitive within the context of a mutually agreed upon product and market definition. Notwithstanding anything to the contrary herein, both parties acknowledge and agree that the development and implementation of strategies designed to make account acquisition offers competitive within the context of a mutually agreed upon product and market definition is an aspirational goal and failure to reach mutual agreement on market definition or the development or implementation of such strategies shall not constitute a breach of this Agreement by either party.

2.11 Mutual Participation. (a) Co-Brand Partner and FNBO agree to jointly implement and participate in the agreed-upon Marketing Plans.

(b) Co-Brand Partner agrees not to use any Promotional Materials or other references pertaining to FNBO without FNBO’s prior written authorization and approval of the form, content, specifications and quality thereof. Co Brand Partner shall not, without the FNBO’s prior written consent: (1) conduct, other than as mutually agreed or contemplated by this Agreement, e-mail campaigns pertaining to FNBO’s credit cards; or (2) solicit or accept applications over the telephone.

(c) Notwithstanding the provisions of this Agreement providing, or allowing, for the mutual consent of the parties, FNBO shall have sole discretion and final decision-making authority with respect to the form and content of all solicitations for, and promotions of, the Cards and Accounts as well as communications with Cardholders and prospective Cardholder (including, without limitation, all marketing materials, statements, cardmember agreements, adverse action letters, collections, and other communications required to maintain, service, or terminate the Accounts), and notwithstanding that such materials contain Co-Brand Partner Marks, if such decisions are based on the application of Applicable Laws, regulations, regulatory guidance, judicial decree, or Network requirements as determined by FNBO in its sole and absolute discretion; provided, that in no event shall FNBO use Co-Brand Partner Marks on adverse action letters, default notices/letters, or other collections communications without the consent of Co-brand Partner.

2.12 Annual Marketing Spend Commitment.

(a) FNBO will spend not less than seven hundred fifty thousand dollars ($750,000), in the aggregate, toward materials and activities intended to market and solicit Cards and Accounts during each Contract Year of the Extension Term provided that during the Contract Year immediately preceding the Contract Year at issue, at least ten thousand (10,000) new Accounts were opened and Activated.

(b) If fewer than ten thousand new Accounts are opened and Activated in a Contract Year, FNBO will commit to spend in the immediately following Contract Year at least an amount equal to the product of fifty dollars ($50) multiplied by the number of new Accounts were opened and Activated in the earlier Contract Year.

(c) Sums spent on the following types of materials and activities will be counted toward the determination of FNBO’s compliance with this marketing spend commitment: direct mail; email marketing campaigns; premium promotions; activation and usage campaigns and other portfolio marketing; take-one solicitations; take-one holders; promotional materials; new account fulfillment and collateral; employee incentives; incremental rewards expense; all expenses related to creative design; website development and maintenance; publication advertisements; direct expenses for marketing efforts; and other mutually agreed upon marketing expenses.

(d) Notwithstanding the foregoing subsections of this Section 2.12, FNBO’s obligation to spend the amounts specified in such subsections shall end upon Co-Brand Partner’s issuance of an Evaluation Notice, exercise of its Purchase Option or any termination of this Agreement [except in the case of a termination (and subsequent exercise of the Purchase Option) by Co-Brand Partner pursuant to Section 9.2.

2.13 CAN-SPAM. Co-Brand Partner agrees, acknowledges, represents, and warrants that for all commercial electronic mail messages that Co-Brand Partner sends advertising, promoting or sponsoring the Program, Co-Brand Partner shall: (a) comply with all requirements of the Controlling the Assault of Non-Solicited Pornography Act of 2003, 15 U.S.C. §7701 et. seq., and its implementing regulations, as amended from time to time (“CAN-SPAM Act”); (b) be and serve as the “designated sender” for purposes of the CAN-SPAM Act for any commercial electronic mail message that promotes or advertises Co-Brand Partner’s products, services or Co-Brand Partner Website in addition to the Program, and (c) fulfill all requirements and obligations under the CAN-SPAM Act necessary for Co-Brand Partner’s classification as the “designated sender” of such commercial electronic mail messages.

2.14 Instant Issuance of Accounts. Upon mutual agreement of the parties, FNBO and Co-Brand Partner will use commercially reasonable efforts to implement a systematic process to integrate an instant approval and contemporaneous purchase authorization for Co-Brand Partner’s Customers. FNBO will absorb expenses for its own internal development and implementation of such process. Co-Brand Partner will absorb expenses for its own internal development and implementation of such process, platform integration, ongoing maintenance and operating expenses for such process. FNBO and Co-Brand Partner shall perform their duties related to instant approval and purchase authorization in strict accordance with Applicable Laws, regulations and FNBO instructions and training materials.

2.15 UDAAP. From time to time, either party may notify the other party of acts or practices associated with the Program, the Rewards Program or the Credit Card Rewards Program which such party or any regulator with jurisdiction over such party considers to be UDAAP. Upon receipt of such notification, the parties will reasonably cooperate to address such concerns. To the extent that the parties are not able to reach agreement regarding such alleged UDAAP, the party that provided the notice may terminate this Agreement upon 30 days prior written notice; provided, that if Co-Brand Partner exercises its Purchase Option, the Termination Date shall be deferred for such period of time as is reasonably necessary to permit Co-Brand Party to exercise its rights in Schedule 3.7. For the avoidance of doubt, the existence of practices which are asserted to be UDAAP shall not constitute a breach of this Agreement unless such practices breach a specific provision herein.

2.16 Credit Card Rewards Program. FNBO shall ensure that the Credit Card Rewards Program (a) conforms to the Mandatory Terms, Applicable Law and Network Rules and (b) does not conflict in any way with the Rewards Program.

SECTION 3: ACCOUNTS

3.1 Accounts. (a) FNBO agrees to issue Accounts to Cardholders when appropriate and in accordance with the terms of this Agreement. All decisions regarding the approval of applications for Accounts shall be made at FNBO’s sole and absolute discretion and Co-Brand Partner shall have no power or authority to bind FNBO to approve applications. Co-Brand Partner shall forward to FNBO on the first business day following Co-Brand Partner’s receipt any applications Co-Brand Partner receives. Co-Brand Partner shall not impose any fees whatsoever on applicants or Cardholders for Accounts.

(b) FNBO will assess each open Account a $69 annual fee (the “Annual Fee”). Notwithstanding the foregoing, Accounts opened prior to November 1, 2018 and still in their initial year of enrollment shall be charged the Annual Fee upon the first anniversary of the opening of their account.

3.2 Cardmember Agreements. The terms and conditions for Accounts issued pursuant to this Agreement will be established by FNBO and are subject to change from time to time in FNBO’s sole and absolute discretion. FNBO and Co-Brand Partner will use commercially reasonable efforts to ensure that the Program is competitive with competing co-branded airline credit card programs. Accounts will be FNBO’s sole and exclusive property (subject to the participation or other interests FNBO may grant to others; provided that any such participations or other interests shall be subject to Co-Brand Partners’s Purchase Option) and Co-Brand Partner will not be considered a co-lender or joint owner with respect thereto or have any right or interest therein. FNBO shall have sole responsibility and control over the terms and conditions on which FNBO extends credit, including, without limitation, terms and conditions pertaining to solicitation and application procedures, credit criteria and evaluation, annual fees, promotional rates, and all servicing, default, collection and termination policies and procedures. FNBO may communicate with Cardholders to the same extent and through the same methods that FNBO communicates with FNBO’s other customers (e.g., sending activation and retention mailings, fee income product promotions, statement messages and inserts, etc.). Terms of cardmember agreements, disclosures and other credit card terms and conditions between FNBO and Cardholders shall govern Accounts and such cardmember agreements shall specify that the laws of Nebraska and federal law, as applicable, shall govern the terms and conditions of such Accounts and credit extensions to Cardholders. Notwithstanding any other limitations contained in this Agreement, FNBO shall have the right to amend such cardmember agreements, disclosures and other credit card terms and conditions at any time; provided, that unless Applicable Law requires an immediate change, prior to amending the cardholder agreements, FNBO shall give Co-Brand Partner at least thirty (30) days prior notice of such change and, if requested by Co-Brand Partner, shall meet and consult with Co-Brand Partner regarding any concerns Co-Brand Partner may have with such change; provided, further, that such consultation shall not in any way limit FNBO’s sole and absolute discretion regarding the terms and conditions of the cardmember agreements. To the extent applicable law requires an immediate change of the cardmember agreements, FNBO shall notify Co-Brand Partner of such change as promptly as commercially reasonable.

3.3 Endorsement of Checks. Co-Brand Partner acknowledges that Cardholders may from time to time make payment to FNBO by checks made payable to Co-Brand Partner, Co-Brand Partner acknowledges that FNBO may, but need not, permit such mode of payment as a customer convenience only and that the presence of Co-Brand Partner’s name on such checks does not confer any right or interest therein to Co-Brand Partner and FNBO shall be the sole owner of such checks. Co-Brand Partner consents to FNBO’s endorsement, during and after the Term hereof, on FNBO’s behalf, of Co-Brand Partner’s name on all such checks in which FNBO has an interest.

3.4 Accounts after Termination. Subject to Co-Brand Partner’s exercise of its Purchase Option, termination of this Agreement for any reason shall not alter or affect FNBO’s ownership of and other rights and interests in the Accounts; provided, however, that upon earlier of the scheduled expiration of each Card or 180 days after the Termination Date, FNBO shall, at its option, convert such Card to one of FNBO’s proprietary cards or terminate such Account, whereupon the license granted to FNBO under this Agreement shall terminate. Although FNBO has no obligation to do so, in its sole and exclusive discretion after termination of this Agreement, subject to Co-Brand Partner’s exercise of its Purchase Option, FNBO may issue in FNBO’s own name: (a) credit cards to replace Cards previously issued to Cardholders pursuant to this Agreement and not yet having reached their scheduled expiration dates; and (b) credit cards to applicants whose applications are received after the termination of this Agreement.

3.5 Service Levels. FNBO agrees to provide customer service during the term of the Agreement and shall target the service levels described in this Section 3.5. FNBO shall use commercially reasonable efforts to:

a.	Answer seventy-five percent (75%) of all customer care telephone calls received within thirty (30) seconds or less, measured on a monthly basis;

b.	Maintain an abandonment rate of four percent (4%) or less of customer care telephone calls received and which have been on hold for at least thirty (30) seconds, measured on a monthly basis;

c.	Resolve ninety-six percent (96%) of customer care issues during the customer’s first call regarding the issue;

d.	Respond to ninety percent (90%) of all customer care written correspondence, excluding returned mail, within five (5) business days or less;

e.	Acknowledge all customer care email inquiries within one (1) business day;

f.	Issue a new credit card to ninety-five percent (95%) of Cardholders by first class mail within three (3) business days upon approval of the application; and

g.	Maintain annual uptime of its website ninety-eight percent (98%) of the time, excluding planned downtime and regular maintenance, subject to the provisions of Section 11 of this Agreement.

Notwithstanding anything to the contrary, the foregoing service levels are targets only. Failure to achieve any service level shall not constitute a breach of the Agreement by FNBO. If any one of these service levels is not met in any calendar month period, FNBO will notify Co-Brand Partner and communicate the efforts FNBO is making to improve the deficiency, and FNBO shall have one calendar month thereafter to return the deficient service level or levels to the target. If a deficient service level has not returned to or exceeded the target in the month following notification of Co-Brand Partner, the matter shall be escalated to Joint Marketing Steering Committee for resolution.

FNBO’s performance on these service levels will be excused if FNBO cannot meet the service levels due to events or occurrences beyond the reasonable control of FNBO or its Affiliates. In such an event, FNBO shall use commercially reasonable and good faith efforts to quickly meet the service levels described in this Section 3.5.

3.6 Merger. In the event: (a) Co-Brand Partner sells or exchanges substantially all of its assets; (b) Co-Brand Partner consummates a consolidation, reorganization, recapitalization, reclassification of its existence or merger; or (c) there is a change in the ownership interests in Co-Brand Partner in a single transaction or a related series of transactions that constitutes a change of 51% or more of the outstanding ownership interest of Co-Brand Partner (any of the foregoing, a “Change of Control”), then FNBO may terminate this Agreement upon 60 days written notice to Co-Brand Partner made within 30 days of the later of FNBO receiving written notice of such Change of Control or the effective date of such Change of Control. If any of the events listed in the preceding sentence occur and FNBO does not terminate this Agreement within such 30 day period, subject to the following sentence, (i) this Agreement shall remain in full force and effect as the obligation of the Co-Brand Partner, FNBO and their respective successors and permitted assigns; (ii) any credit card program to which the acquiring or merging entity is a party shall not constitute a breach of Section 2.6; and (iii) if any credit card program to which such acquiring or merging entity is a party has a longer term, the Term of this Agreement shall be extended to be co-terminus with such program. If this Agreement would constitute a breach under any credit card program to which the acquiring or merging entity is a party, such acquiring or merging entity may terminate this Agreement upon 60 days written notice to FNBO, in which event the Purchase Option shall not apply.

3.7 Purchase Option. If this Agreement is terminated for any reason other than by FNBO pursuant to Section 9.2, Co-Brand Partner shall have a one-time option to purchase the Program Assets pursuant and subject to (a) Applicable Law; (b) Network Rules; and (c) the terms of this Agreement and the Purchase Option Schedule. Co-Brand Partner acknowledges that if it exercises its Purchase Option, the Accounts shall be subject to the terms and conditions governing such Accounts at the time of transfer. Subject to Applicable Law and Network Rules and regulations, FNBO acknowledges and agrees that it will not change the terms and conditions governing the Accounts during the last two Contract Years of the term without the prior written consent of Co-Brand Partner, other than changes which apply across all of FNBO’s credit card programs.

SECTION 4: TERM

4.1 Extension Term. The Extension Term of this Agreement shall commence on July 1, 2018 and extend for a period of seven (7) years and shall end on June 30, 2025.

4.2 Renewals. Thereafter, this Agreement shall automatically renew for successive Renewal Terms of three (3) years each unless terminated as provided herein.

SECTION 5: COMPENSATION

5.1 Compensation. FNBO agrees to pay Co-Brand Partner Compensation set forth in Schedule 5.1, the Compensation Schedule effective as of July 1, 2018. In addition, no later than fourteen (14) calendar days following the receipt by FNBO of a fully executed copy of this Agreement, FNBO shall pay to Co-Brand Partner a one-time signing bonus in the amount of One Million Dollars ($1,000,000) to an account designated by Co-Brand Partner; provided, that if the Termination Date occurs prior to July 1, 2025, Co-Brand Partner shall refund to FNBO a pro rata portion of such signing bonus for the curtailed portion of the Extension Term.

5.2 Payments. Compensation will be calculated and paid on a calendar year quarterly basis and accompanied by FNBO’s standard reports. Any difference in Compensation payable to Co-Brand Partner in Section 5.1 for the period from July 1, 2018 to the Execution Date of this Agreement shall be reconciled and settled with Co-Brand Partner no later than thirty (30) days following the Execution Date.

5.3 Effect of Termination. Termination of this Agreement for any reason shall terminate Co-Brand Partner’s right to receive Compensation, provided that previously accrued and unpaid Compensation shall be reconciled and paid to the date of termination.

5.4 No Duplicate Compensation. FNBO shall not pay Co-Brand Partner any duplicate Compensation if Accounts on which such Compensation is calculated represent substitute or alternative accounts, including, but not limited to, Accounts established: (a) due to the loss or theft of a Cardholder’s credit card; (b) as a result of former joint Cardholders requesting individual accounts; (c) due to an upgrade of an existing Account; (d) as subaccounts of an Account; or (e) multiple cards issued under a single Account.

5.5 Subcontractors. Notwithstanding anything in this Agreement to the contrary, in no event will FNBO have any obligation to pay any Compensation, expenses, fees or any other amounts whatsoever to any Subcontractor.

5.6 Interchange. In the event that the Interchange Rate is decreased by at least fifteen percent (15%) for a period of at least six (6) months due to a change in Applicable Law or Network requirements, FNBO may provide written notice to Co-Brand Partner requesting a renegotiation of the Compensation paid to Co-Brand Partner. Such notice shall specify the reduction in the Interchange Rate, the resulting reduction in FNBO revenue and the reduction in Compensation sought by FNBO. Following such notice the Joint Marketing Steering Committee will meet within fifteen (15) business days to discuss and evaluate changes to the Program, including reductions in Compensation. If the Joint Marketing Steering Committee fails to reach agreement on changes to the Program within thirty (30) days of its first meeting, FNBO shall have the right to terminate the Program.

SECTION 6: INTELLECTUAL PROPERTY

6.1 Marks. Each party retains all rights and interests in its own Marks. No party shall have any right or interest in the other party’s Marks except as specifically provided in this Agreement. Neither party shall use the Marks of the other party except as provided herein. Co-Brand Partner acknowledges the Network’s ownership of its Marks.

6.2 License. Each party hereby grants to the other party and its Affiliates for the Term and for such additional period as is set forth in this Agreement after the Term, a non-exclusive and royalty-free license to use granting party’s name and Marks for the purposes set forth in this Agreement. In the event of any change in the granting party’s name or Marks, the granting party shall bear the expense of and promptly reimburse the other party for any additional expenses such other party incurs in connection with the use of the changed name or altered Marks to the extent the granting party requests a change in the use of the changed name or altered Marks.

6.3 Representations and Warranties. Each Party represents and warrants that during the Term, and for such additional period as is set forth in this Agreement after the Term with respect to the Marks in which it is granting a license pursuant to Section 6.2: (a) such granting party shall be the sole and exclusive owner of its Marks and has the exclusive authority to license its Marks for the uses detailed in this Agreement; (b) the granting party’s Marks do not infringe the rights of any third party; (c) the granting party’s Marks are validly and duly registered, filed, approved and certified by the applicable federal and state agencies and authorities; (d) the license and use of the granting party’s Marks pursuant to this Agreement will not violate or breach any other contracts; and (e) the granting party will not enter into any other contracts which would limit the license or use of Co-Brand Partner’s Marks hereunder or cause a breach of this Agreement or future contracts. Co-Brand Partner further represents and warrants that it is lawfully using the d/b/a “Sun Country Airlines,” and that Co-Brand Partner has completed any registration of its d/b/a “Sun Country Airlines” that is required by state or federal law. A breach of any of the representations and warranties contained in this Section 6.3 shall constitute a material breach of the Agreement. Each party shall immediately notify the other party upon the breach of any of the representations and warranties contained within this Section 6.3.

6.4 Proprietary Rights.

(a) No provision of this Agreement shall be construed to grant Co-Brand Partner any right, title, interest, or license in, to or under the FNBO Proprietary Rights (which shall be the sole and exclusive property of FNBO or an Affiliate of FNBO). FNBO Proprietary Rights shall be considered FNBO’s confidential and proprietary information and FNBO’s trade secret. Without FNBO’s prior written approval, Co-Brand Partner shall not attempt to assemble or compile any list of Cardholders or persons holding Accounts to be used for any purpose other than as strictly related to this Agreement.

(b) No provision of this Agreement shall be construed to grant FNBO any right, title, interest, or license in, to or under the Co-Brand Partner Proprietary Rights (which shall be the sole and exclusive property of Co-Brand Partner or an Affiliate of Co-Brand Partner). Co-Brand Partner Proprietary Rights shall be considered Co-Brand Partner’s confidential and proprietary information and Co-Brand Partner’s trade secret. Without Co-Brand Partner’s prior written approval, FNBO shall not attempt to assemble or compile any list of Customers or members of the Rewards Program to be used for any purpose other than as strictly related to this Agreement.

SECTION 7: CONFIDENTIALITY

7.1 Use and Confidentiality of Confidential Information. Recipient: (a) shall use Discloser’s Confidential Information solely for performing its obligations under this Agreement; (b) shall not sell, rent, lease or otherwise directly or indirectly disclose Discloser’s Confidential Information to any third party; (c) shall take all reasonable steps to protect the confidentiality of Discloser’s Confidential Information, using the same standard of care used to protect its own confidential information, but in no event using a standard of care considered less than reasonable under the circumstances; (d) shall give access to Discloser’s Confidential Information only to those employees, officers or agents who have a need to know in connection with the performance of Recipient’s obligations under this Agreement; (e) shall not copy or duplicate Discloser’s Confidential Information except as necessary to fulfill its obligations under this Agreement; (f) shall comply with privacy laws and regulations applicable to its business; and (f) shall not store or allow access to Confidential Information outside of the United States. If Recipient is permitted to retransmit any Confidential Information under the terms of this Agreement, the mode of retransmission must be at least as secure as the mode by which Discloser transmitted Confidential Information to Recipient. Upon request by Discloser, Recipient shall promptly destroy Discloser’s Confidential Information or return Discloser’s Confidential Information to Discloser in the same format as Discloser provided Confidential Information to Recipient. Nothing herein shall be construed to grant Recipient any rights, title or interest in or to any of Discloser’s Confidential Information.

7.2 Exclusions. The confidentiality obligations in this Confidentiality Section do not apply to Confidential Information that: (a) is, at the time of disclosure to Recipient, or thereafter becomes, through no act or omission of Recipient, a part of the public domain (except that Nonpublic Personal Information remains subject to such obligations regardless of its availability in the public domain); (b) was in Recipient’s lawful possession without an accompanying secrecy obligation prior to the disclosure, as documented in Recipient’s written records; (c) is hereafter lawfully disclosed to Recipient by a third party without an accompanying secrecy obligation or breach of any duty or agreement by which such third party is bound; or (d) is independently developed by Recipient.

7.3 Confidentiality of Agreement. Both parties agree that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as Confidential Information. Either party may disclose the terms and conditions of this Agreement: (a) as required by any court or other governmental body; (b) as otherwise required by law including a party’s obligations under applicable securities laws; (c) to legal counsel of the parties; (d) in confidence to accountants, Networks, banks, proposed investors, and financing sources and their advisors; (e) in confidence in connection with the enforcement of this Agreement or rights under this Agreement; or (1) in confidence in connection with a merger or acquisition or proposed merger or acquisition, or the like.

7.4 PCI DSS; FFIEC. Prior to FNBO providing Co-Brand Partner access to Nonpublic Personal Information in connection with the Program, Co-Brand Partner shall certify to FNBO that it is level two Payment Card Industry Data Security Standard validated, provide FNBO evidence of such validation in the form of a Report on Compliance conducted by a Payment Card Industry Security Standards Council approved Qualified Security Assessor or the Attestation of Compliance executed by the Qualified Security Assessor (and thereafter provide such evidence annually as reasonably requested), and comply with the Payment Card Industry Data Security Standard, FFIEC and any Network Rules related to protecting any information concerning Consumers If such validation is required, Co-Brand Partner is required to pay all expenses associated with maintaining such Payment Card Industry Data Security Standard validation including, but not limited to, the costs of the penetration testing associated therewith. In the event that a Subcontractor possesses, stores, processes or transmits Nonpublic Personal Information in connection with the Program, FNBO may require, as a condition precedent to such Subcontractor possessing, storing, processing or transmitting Nonpublic Personal Information: (a) that such Subcontractor be PCI DSS validated; (b) provide evidence of such validation to Co-Brand Partner at least annually and upon request; (c) comply with any rules and regulations of the Network related to protecting Nonpublic Personal Information; and (d) upon request by FNBO from time to time, Co-Brand Partner will provide FNBO with PCI DSS validation of Subcontractors. Prior to FNBO providing Co-Brand Partner access to Nonpublic Personal Information in connection with the Program, Co-Brand Partner will perform a penetration test of all systems in which Nonpublic Personal Information relating to the Program is processed or stored and will notify FNBO if any vulnerabilities or issues are identified by such penetration tests that result in the system being noncompliant with FFIEC or PCI DSS. All such vulnerabilities or issues will be remediated by Co-Brand Partner to FNBO’s satisfaction within an industry acceptable time frame, but no longer than thirty (30) days after the vulnerabilities or issues are identified; provided that if such vulnerability or issue is not reasonably capable of being resolved within such thirty (30) day period, with in such longer period as may be required so long as Co-Brand Partner is diligently seeking to resolve such vulnerability or issue but no later than sixty (60) days after the vulnerabilities or issues have been identified. Co-Brand Partner will conduct penetration testing to validate such remediation and will provide FNBO with a copy of such penetration test results within ten (10) business days after request. Co-Brand Partner shall thereafter perform such a test annually. If Co-Brand Partner is unable to remediate such vulnerabilities or issues, FNBO may terminate this Agreement without penalty with thirty (30) days prior written notice; provided, that in the event Co-Brand Partner exercises its Purchase Option, the Termination Date shall be extended as necessary to match the Purchase Date.

7.5 Exceptions. This Confidentiality Section shall not be deemed to prohibit disclosures: (a) required by Applicable Law, regulation, court order or subpoena, provided that prior notice of any such disclosure has been given to Discloser in order to permit Discloser to take legal action to prevent the disclosure or seek an appropriate protective order; (b) as required in the course of an examination by governmental regulators with jurisdiction over Recipient; (c) to Recipient’s professional auditors and counsel, provided that such advisors are obligated to maintain the confidentiality of the information they receive; or (d) to the applicable Network. If Recipient is permitted under the terms of this Agreement to provide Confidential Information to a third party, Recipient is responsible for ensuring that such third party is subject to binding confidentiality obligations with respect to Confidential Information which are at least as restrictive as those contained in this Section.

7.6 Information Security and Disposal Standards. Recipient agrees to implement a comprehensive written information security program that includes appropriate administrative, technical and physical safeguards to: (a) ensure the safety and confidentiality of Discloser’s Nonpublic Personal Information; (b) protect against unauthorized access to and use of Discloser’s Nonpublic Personal Information; (c) protect against anticipated threats or hazards to the security or integrity of Discloser’s Nonpublic Personal Information; and (d) properly dispose of Discloser’s Nonpublic Personal Information. Such measures shall be designed to be appropriate to meet the objectives of the Interagency Guidelines Establishing Information Security Standards (12 CFR Part 30—Appendix B, as amended from time to time). Recipient shall implement a written security and disaster recovery plan consistent with the standards and practices of Recipient’s industry. Recipient further agrees to cooperate in Discloser’s monitoring of Recipient’s compliance with the foregoing obligations as reasonably requested by Discloser from time to time, including, without limitation, by providing Discloser with an opportunity to review and obtain copies of relevant audits, test results, reports and similar materials that Recipient might prepare or have prepared for it from time to time, to the extent the same may affect Discloser’s Nonpublic Personal Information.

7.7 Notification of Breach. Recipient agrees to take appropriate actions to address any Breach, including to notify Discloser as soon as possible but no later than twenty four (24) hours after Recipient has concluded that a Breach or any of the following has occurred or is about to occur: (a) unauthorized access to or disclosure of Discloser’s Confidential Information; (b) breach of this Confidentiality Section; or (c) any breach or attempted breach of its security related to areas, locations or computer systems which contain any of Discloser’s Nonpublic Personal Information, including without limitation any instance of theft, unauthorized access by fraud, deception or other malfeasance or inadvertent access. Recipient shall stop the Breach immediately, but in any event not more than twenty four (24) hours after discovery of the breach. In the event of any such breach of this Confidentiality Section, unauthorized access, disclosure or breach or attempted breach of security, Recipient shall further provide to Discloser, in writing, such details concerning the incident in question as Discloser may request. Recipient shall, within an industry acceptable time frame, but no longer than thirty (30) days, after notice of such Breach and at its sole expense, implement an action plan to correct the Breach and prevent the continuation of such Breach, and shall promptly notify Discloser of the corrective action and measures taken.

7.8 Red Flags. To the extent applicable, Co-Brand Partner shall establish and maintain reasonable policies and procedures designed to detect, prevent and mitigate the risk of identity theft relating to Consumers, including but not limited to policies and procedures to detect patterns, practices, or specific activities that indicate the possible existence of identity theft, and shall ensure that any services are conducted in accordance with such policies and procedures. At present, the Parties agree that such policies and procedures are not currently applicable, but if the Parties agree that a subsequent change in program triggers such requirement, then, upon request by Co-Brand Partner, FNBO will provide suggestions to Co-Brand Partner related to such policies and procedures. If requested by FNBO, Co-Brand Partner shall promptly notify FNBO of any such patterns, practices, or specific activities that indicate the possible existence of identity theft and reasonably cooperate in FNBO’s investigation of such matter

7.9 Breach. Breach of this Confidentiality Section shall give rise to irreparable injury, inadequately compensable in damages. Accordingly, Discloser may seek injunctive relief against the breach or threatened breach by Recipient of this Confidentiality Section, in addition to such legal remedies as may be available, including the recovery of damages.

7.10 Audit. FNBO agrees to maintain a current SSAE 16 SOC2 audit or equivalent (i.e. 3rd party audit such as AT501, SOX, Verizon report, ISO certification) and provide such audit to Co-Brand Party upon request. Co-Brand Partner agrees to cooperate with assisting FNBO in complying with its standard Co-Brand Partner due diligence obligations under applicable law. If FNBO provides Nonpublic Personal Information to Co-Brand Partner, Co-Brand Partner agrees to provide FNBO (including its internal and external auditors and governmental authorities) with reasonable access to its facilities, books and records and personnel in order to conduct an examination to verify performance by Co-Brand Partner of its obligations with respect to Nonpublic Personal Information. In the event that FNBO’s audit reveals any vulnerabilities or issues, Co-Brand Partner shall remediate such vulnerabilities and issues within an industry acceptable time frame, but no longer than thirty (30) days after notice to Co-Brand Partner; provided that if such vulnerability or issue is not reasonably capable of being resolved within such thirty (30) day period, with in such longer period as may be required so long as Co-Brand Partner is diligently seeking to resolve such vulnerability or issue but no later than sixty (60) days after the vulnerabilities or issues have been identified. If Co-Brand Partner is unable to remediate such vulnerabilities or issues, FNBO may terminate this Agreement upon notice without penalty with thirty (30) days prior written notice; provided, that in the event Co-Brand Partner exercises its Purchase Option, the Termination Date shall be extended as necessary to match the Purchase Date.

SECTION 8: INDEPENDENT CONTRACTORS

8.1 Relationship of the Parties. The parties intend for their relationship to be that of independent contractors. Neither party shall be deemed a joint venturer with, or an agent, partner or employee of the other and neither party shall have the power or authority to bind the other.

8.2 Cardholder Notices. Without limiting the generality of the foregoing and except for matters related to the Rewards Program as set forth in Section 2.7 and expressly provided for in Schedule 2.7, Co-Brand Partner acknowledges that Co-Brand Partner has no right or authority to receive on FNBO’s behalf notices or other communications (including, without limitation, billing error notices) from Cardholders related to the Accounts. Partner shall promptly forward to FNBO any such notices received by Co-Brand Partner.

SECTION 9: TERMINATION

9.1 Notice. Either party may terminate this Agreement upon the expiration of the Extension Term or any Renewal Term by giving the other party written notice of termination at least 180 days prior to the end of the Extension Term or any Renewal Term. Subject to survival of obligations as set forth in Section 11.9, all of the parties obligations to each other with respect to Accounts, Compensation and Cardholders shall cease after the termination of this Agreement.

9.2 Breach. In the event that either party materially breaches this Agreement, the non-breaching party may provide notice of the breach to the breaching party, who shall then have 30 days to cure the breach. If the breach is not cured, the non-breaching party may terminate this Agreement effective upon 30 days written notice; provided, that if FNBO is the breaching party and Co-Brand Partner desires to exercise its Purchase Option, the Termination Date shall be deferred for such period of time as is reasonably necessary to permit Co-Brand Party to exercise its rights in Schedule 3.7.

9.3 Material Change. If any material change in any federal, state or local law, statute, rule or regulation, or Network requirement makes the continued performance of this Agreement under the then current terms and conditions unduly burdensome to FNBO, FNBO shall have the right to terminate this Agreement upon 90 days advance written notice to Co-Brand Partner. Such written notice shall include a detailed explanation and evidence of the burden imposed as a result of such change.

SECTION 10: REPRESENTATIONS AND WARRANTIES

10.1 Website Representations and Warranties. Each party represents and warrants that any material, product, information, Mark or data provided or made available by a party or any material presented by a party on any website produced, maintained or published by that party: (a) does not infringe in any manner any copyright, patent, trademark, name, trade secret or any other intellectual property right of any third party; (b) does not contain any material or information that is obscene, defamatory, libelous or slanderous; (e) does not violate any law or regulation; (d) does not violate or breach any duty toward, or rights of any person or entity, including without limitation, rights or publicity, privacy or personality; and (e) has not resulted in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any person or entity.

10.2 Legal Standing and Contract Authority. Each party represents and warrants that it is a duly incorporated legal entity in good standing and has full power and authority to enter into and perform this Agreement and that there is no contract, agreement, judicial or regulatory order, or understanding with any other person, entity, or corporation which would interfere with the obligations assumed by each party hereunder.

10.3 Laws and Regulations. Each party represents and warrants that the performance by it of its obligations under this Agreement and the Program will not be in material violation of any Applicable Law, rule or regulation and all permits and permissions required to perform such obligations, if any, have been obtained. FNBO shall ensure that the Program shall comply, in all material respects, with all applicable laws, rules and regulations.

10.4 Liability. EXCEPT TO THE EXTENT SUCH DAMAGES ARISE FROM A PARTY’S BREACH OF SECTIONS 7, 2.13, 2.14, 6.3 OR ARE A PART OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES, REGARDLESS OF WHETHER SUCH PARTY WAS INFORMED OF THEIR POSSIBILITY. EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY ASSUMES ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO (A) INTERRUPTIONS OR INOPERABILITY OF SUCH PARTY’S WEBSITES OR SYSTEMS; (B) INTERACTION OR INTERCONNECTION OF SUCH PARTY’S WEBSITES OR SYSTEMS WITH THE OTHER PARTY’S WEBSITES OR SYSTEMS; OR (C) UNAUTHORIZED ACCESS TO, OR THEFT, ALTERATION, LOSS OR DESTRUCTION OF THE OTHER PARTY’S WEBSITES OR SYSTEMS, EVEN IF SUCH ACCESS, THEFT, ALTERATION, LOSS OR DESTRUCTION OCCURRED THROUGH THE USE OF SUCH PARTY’S WEBSITES OR SYSTEMS.

10.5 Auditing. (a) Each party shall cooperate with the other party (including its internal audit staff and external auditors, regulators, and other representatives) in the conduct of reasonable audits, assessments, inspections, and monitoring in order to verify performance of this Agreement, which shall include providing reasonable access to facilities, books and records and personnel subject of Applicable Law and audited party’s on-site policies and procedures. Such audits shall be conducted only upon at least twenty calendar days’ notice and at the audited party’s relevant locations during normal business hours at times reasonably convenient for the audited party. An audit shall not unreasonably interfere with the audited party’s normal business operations, and the auditing party shall be responsible for its own expenses incurred in connection with the audit. Audit results are Confidential Information of the audited party, and shall be provided to the audited party within a reasonable time after completion of the audit and compilation of the results.

(b) Co-Brand Partner shall notify FNBO upon receiving notice of litigation, regulatory inquiry or complaint with respect to the Program, FNBO, Accounts, Cards, applications, Promotional Materials or any duties performed by Co-Brand Partner pursuant to this Agreement. A scanned copy of such document received by Co-Brand Partner shall accompany each notice and be sent by secure email transmission to FNBO within 48 hours of receipt by Co-Brand Partner. Co-Brand Partner agrees to cooperate with FNBO to the extent necessary for FNBO to adequately respond to such litigation, inquiry or complaint.

(c) Co-Brand Partner acknowledges and agrees that Co-Brand Partner must and shall, at its expense, monitor the activity of each and every Subcontractor in order to ensure that such Subcontractor is complying with Co-Brand Partner’s duties, obligations and warranties under the Agreement, as well as FNBO requirements and Applicable Law in the exercise and performance by Subcontractor of any Program related duties, activities, services or responsibilities. Upon request by FNBO from time to time, Co-Brand Partner will provide FNBO with: (i) its policies, procedures and internal controls used with Subcontractors; (ii) the policies, procedures and internal controls used by Subcontractors; (iii) the results of monitoring of Subcontractors; (iv) all audits and monitoring reports of Subcontractors; and (v) any corrective action made to its policies, procedures or internal controls as a result of such monitoring. Co-Brand Partner shall be and will remain liable for all acts and omissions of each and every Subcontractor. Upon written notice from FNBO specifying due cause, Co-Brand Partner shall cease using a Subcontractor as soon as commercially practicable.

10.6 Indemnification.

(a) Co-Brand Partner shall indemnify, defend and hold FNBO harmless from and against any and all Claims by third parties to the extent arising or resulting from: (i) material breach by Co-Brand Partner of any agreement, representation or warranty of Co-Brand Partner contained in this Agreement; (ii) Co-Brand Partner’s actual or alleged gross negligence or intentional misconduct related to its duties or obligations under this Agreement; (iii) material violation by Co-Brand Partner of any Applicable Law or Network Rule; (iv) infringement of copyright, trademark, trade secret or other proprietary rights relating to Co-Brand Partner Marks; (v) breach by Co-Brand Partner of its obligations with respect to Confidential Information; (vi) Co-Brand Partner authorizing FNBO to use the Customer Lists or Customer Information as authorized and for the purposes specified herein; (vii) the actions or failure to act of Subcontractors; (viii) duties, obligations and liabilities between Co-Brand Partner and Subcontractors related to duties such Subcontractors are performing under the Program on behalf and at the direction of Co-Brand Partner; (ix) any claims, suits or actions brought against FNBO by Subcontractors with respect to the Program that are not directly attributable to the actions or failures to act by FNBO and (x) breach by Co-Brand Partner of its obligations with regard to the instant issuance of Accounts.

(b) FNBO shall indemnify, defend and hold Co-Brand Partner harmless from and against any and all Claims by third parties to the extent arising or resulting from: (i) material breach by FNBO of any agreement, representation or warranty of FNBO contained in this Agreement; (ii) FNBO’s actual or alleged gross negligence or intentional misconduct related to its duties or obligations under this Agreement; (iii)material violation by FNBO of any Applicable Law or Network Rule; (iv) infringement of copyright, trademark, trade secret or other proprietary rights relating to FNBO Marks; (v) breach by FNBO of its obligations with respect to Confidential

Information; (vi) the actions or failure to act of FNBO subcontractors related to duties under the Program provided on behalf and at the direction of FNBO; (vii) any action, suit or demand by a subcontractor or Affiliate of FNBO against Co-Brand Partner that is not directly attributable to the actions or failures to act by Co-Brand Partner; (viii) duties, obligations and liabilities between FNBO and its subcontractors related to duties such subcontractors are performing under the Program on behalf and at the direction of FNBO; (ix) any claims, suits or actions brought against Co-Brand Partner by any subcontractors of FNBO with respect to the Program that are not directly attributable to the actions or failures to act by Co-Brand Partner and (x) breach by FNBO of its obligations with regard to instant issuance of Accounts.

(c) If a party receives notice of any third party Claim for which indemnification or defense may be required under this Agreement, such party shall promptly give written notice to the other party; provided, however, that the failure to provide or a delay in providing such notice shall not relieve the Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure or delay. Upon request, the Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party and its counsel in the defense of any Claim and any reasonable direct costs and expenses associated with such cooperation or assistance shall be paid by the Indemnifying Party.

(d) The Indemnifying Party shall pay for and also have the right to assume and control the defense of any third party Claim and shall reasonably defend such Claim with diligence. In the event of an assumption of the defense by the Indemnifying Party, the Indemnified Party shall continue to have the right to employ its own counsel, at its expense. The Indemnifying Party shall not be entitled to settle or compromise any Claim that does not include a full and unconditional release of the Indemnified Party or that imposes obligations on the Indemnified Party except after (i) having fully disclosed to the Indemnified Party the proposed terms and conditions of such settlement or compromise; and (ii) having obtained the Indemnified Party’s prior written consent thereto, which consent shall not be unreasonably withheld

10.7 Monitoring. Co-Brand Partner acknowledges and agrees that FNBO must monitor the activity of Co-Brand Partner and each of Co-Brand Partner’s employees that interact with Cardholders, Card applicants or potential applicants in connection with the Program (“Sales Employees”) with respect to Co-Brand Partner’s duties under the Program. Co-Brand Partner agrees to allow reasonable monitoring by FNBO. Co-Brand Partner agrees to use commercially reasonable efforts to monitor its Sales Employees in order to ensure that all such employees are complying with FNBO requirements and Applicable Law in the exercise and performance of Co-Brand Partner’s rights and duties under this Agreement, as notified by FNBO to Co-Brand Partner from time to time, including, without limitation, by ensuring that its Sales Employees provide all required disclosures and documentation at the time and in the manner reasonably required by FNBO. Upon request by FNBO from time to time, Co-Brand Partner will provide FNBO with: (a) its policies, procedures and internal controls used with its Sales Employees; (b) the results of monitoring of its Sales Employees; and (c) any corrective action made to its policies, procedures or internal controls as a result of such monitoring.

10.8 Training. Co-Brand Partner agrees to perform its duties under this Agreement and the Program pursuant to the requirements, instructions, training and documentation regarding Applicable Law as provided and directed by FNBO. Co-Brand Partner shall use commercially reasonable efforts to ensure that each Sales Employee or Subcontractor periodically: (a) receives training on all Applicable Laws applicable to Co-Brand Partner’s duties and responsibilities under the Program; (b) completes FNBO’s applicable training with respect to the services Co-Brand Partner provides under the Program; and (c) is made aware of the applicable Co-Brand Partner responsibilities with respect to the services such Sales Employee or Subcontractor provides on Co-Brand Partner’s behalf. Upon request by FNBO from time to time, Co-Brand Partner will provide FNBO with the training materials used by its Sales Employees and Subcontractors and any corrective action made to such training materials as a result of the monitoring required in this Agreement. Co-Brand Partner shall incorporate into its training any requirements of FNBO related to the Cards, Accounts, Promotional Materials or Program.

10.9 Regulatory Authority. Each party acknowledges and agrees that any governmental authority with jurisdiction over a party may examine the other party with respect to such party’s duties and responsibilities under this Agreement and the Program. Notwithstanding any other provision of this Agreement, in the event that a governing regulator of FNBO directs FNBO to terminate this Agreement, FNBO may terminate this Agreement without penalty upon 90 days advance written notice to Co-Brand Partner and termination of this Agreement in such event shall not be deemed a breach of this Agreement; provided, that to the extent permitted by Applicable Law, the Termination Date may be deferred or delayed as mutually agreed to by the parties to permit Co-Brand Partner to exercise its Purchase Option.

10.10 Suspension of Duties. If FNBO determines in its reasonable discretion that it cannot solicit and originate new Accounts under the Program, FNBO may, upon written notice to Co-Brand Partner, suspend, discontinue or terminate FNBO responsibilities under this Agreement involving the solicitation and origination of new Accounts. Following any such suspension, discontinuance or termination, Co-Brand Partner may terminate this Agreement effective upon 30 days written notice; provided, that if Co-Brand Party desires to exercise its Purchase Option, the Termination Date shall be deferred for such period of time as is reasonably necessary for Co-Brand Party to exercise its rights in Schedule 3.7.

SECTION 11: MISCELLANEOUS

11.1 No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of FNBO and the Co-Brand Partner and their respective successors and permitted assigns and nothing in this Agreement shall be construed to grant to any other person any right, remedy, or claim under or in respect of this Agreement, except for FNBO’s service providers and as otherwise specifically set forth in this Agreement.

11.2 Amendments. This Agreement may be amended only in a writing signed by both parties.

11.3 Assignments. Neither this Agreement, nor any rights hereunder, may be assigned by either of the parties without the prior written consent of the other party, and such consent may be conditioned upon the assignee’s written acknowledgment that assignee shall be bound by the terms and conditions contained herein. FNBO may utilize third parties for its obligations under the Agreement (e.g. printing of Cardholder statements, etc.). Without FNBO’s prior express written consent, Co-Brand Partner may not use any Subcontractor in any way related to the

Program. If Co-Brand Partner uses any Subcontractor without FNBO’s prior written consent, it shall be deemed a material breach of this Agreement. In the event FNBO provides Co-Brand Partner written consent to use a Subcontractor, Co-Brand Partner may use such Subcontractor only as identified in the written consent; provided, however, that the Subcontractor agrees in writing with Co-Brand Partner to comply with all applicable terms, conditions and provisions of this Agreement and FNBO requirements.

11.4 Binding. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, but shall not include any conflict of law rule that might direct or refer determination of any such matter to the laws of any other jurisdiction.

11.6 Complete Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof, which supersedes and merges all prior proposals, understandings, and agreements, oral or written, between the parties relating to the subject matter hereof.

11.7 FNBO Affiliates. Co-Brand Partner agrees that: (a) certain credit card related products and services may be made available by FNBO’s Affiliates, which shall be third party beneficiaries of this Agreement with respect to such products; provided that neither FNBO nor any FNBO Affiliate shall offer any Cardholder (based on its identity as a Cardholder) any non-Program credit card; and (b) notwithstanding anything to the contrary contained herein, FNBO may assign to any of its Affiliates this Agreement or all or any portion of FNBO’s rights or duties under this Agreement; provided, for the avoidance of doubt, that such assignment shall not relieve FNBO of its obligations with respect to any such duties.

11.8 Notices. Notices hereunder shall be given in writing by United States registered or certified mail, return receipt requested or overnight courier, addressed to the parties at the addresses set forth below, or such other addresses as the parties may designate in writing from time to time. Notices by overnight courier shall be effective upon actual receipt by the party to be notified.

If to Co-Brand Partner:	If to FNBO:

MN Airlines, LLC	First National Bank of Omaha
1300 Corporate Center Curve	1620 Dodge Street, Stop Code 3199
Eagan, Minnesota 55121	Omaha, Nebraska 68197
Attention: General Counsel	Attention: First Bankcard Legal Dept.

11.9 Survival. Sections 1, 2.3(b), 2.13, 3.3, 3.4, 3.6, 3.7, 6, 7, 10, 11.5, 11.8 and 11.9 shall survive the termination of this Agreement.

11.10 Currency. All references in this Agreement made to currency refer to the lawful currency of the United States of America.

11.11 Insurance. During the Term, each party shall maintain, at its own expense, the following insurance policies covering all its actions in connection with the Program and its rights, obligations, indemnification requirements and liabilities under this Agreement:

(a) Workers’ Compensation and Employer’s Liability Insurance: (i) Statutory Worker’s Compensation benefits or coverage for its employees in amounts no less than the statutory benefits required by Applicable Law; and (ii) Employer’s Liability Insurance with minimum limits of $500,000 per accident for bodily injury by accident, $500,000 per employee for bodily injury by disease, and $500,000 for bodily injury by disease;

(b) Commercial General Liability Insurance (including personal injury and contractual liability insurance) providing coverage for bodily injury and property damage and endorsed to include products and completed operations with a minimum combined limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

(c) Employee Dishonesty/Commercial Crime Insurance including third party theft in an amount not less than $1,000,000; and

(d) Co-Brand Partner shall maintain for the entire duration of the Term Technology and Network Security & Privacy Liability Insurance all providing coverage for FNBO and its customer breach response costs and third party liability, with minimum limits of $10,000,000.

The insurance policies and coverages that Co-Brand Partner is required to maintain under this Section shall also provide coverage for and include the actions of each Subcontractor, and name FNBO as an additional insured. Each party shall procure its insurance coverages from insurance carriers (i) permitted to do business where required to comply with the requirements of this Section, and (ii) if such carriers are rated by A.M. Best Company, with financial strength, credit and debt rating of at least an A by such company (or equivalent S&P or Moody’s financial strength rating). Each party (1) shall, upon request from the other party, provide copies of all current original certificates of insurance evidencing compliance with this Section, and (2) must give the other party at least 30 calendar days prior written notice of any material change, policy cancellation or nonrenewal. In the event applicable coverage is held by both FNBO and Marketing Partner, the insurance held by Co-Brand Partner shall be primary and the insurance held by FNBO shall be secondary. The obligation of a party to provide the insurance coverage specified in this Agreement shall not limit in any way any obligation or liability of such party provided elsewhere in this Agreement.

During the Term, Co-Brand Partner shall ensure that each Subcontractor maintains, at a minimum, all insurance policies and coverages referenced in this Section covering its actions, liabilities and, responsibilities in connection with the Program.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

MN AIRLINES, L.L.C.		FIRST NATIONAL BANK OF OMAHA

By:	/s/ Brian Davis	By:	/s/ Scott Smith
Name:	Brian Davis	Name:	Scott Smith
Title:	SVP & CMO	Title:	SVP

By:	/s/ Jude Bricker	By:	/s/ Amy Bouchard
Name:	Jude Bricker	Name:	Amy Bouchard
Title:	President and CEO	Title:	SVP

REWARDS PROGRAM SCHEDULE TO CO-BRAND MARKETING AGREEMENT

(SCHEDULE 2.7)

Mandatory Terms:

1.	Earning Points. Each Cardholder enrolled in the Rewards Program shall be eligible to earn:

a.

3 Credit Card Rewards Points for every $1.00 of Qualifying Credit Card Transactions posted to an Account in Good Standing that is spent on Co-Brand Partner’s products and services, including purchases made onboard a Co-Brand Partner flight.

b.

2 Credit Card Rewards Points for every $1.00 of Qualifying Credit Card Transactions posted to an Account in Good Standing that is spent with merchants whose merchant code is classified by the payment card industry as: (a) “Service Stations”, (b) “Automated Fuel Dispensers” (c) “Grocery Stores and Supermarkets” and (d) “Misc. Food Stores— Convenience Stores and Specialty Markets”.

c.	1 Credit Card Rewards Point for every $1.00 of Qualifying Credit Card Transactions posted to an Account in Good Standing that is spent for all other purchases of products and services.

2.

Tracking Points. Upon the approval of each Account and the Cardholder’s enrollment in the Rewards Program, Co-Brand Partner shall create and maintain a Rewards Account to hold accrued Rewards Points, including Rewards Points reported from FNBO, for such Cardholder. FNBO shall identify and track qualifying purchases using merchant identification numbers and such other relevant information that FNBO may reasonably request Co-Brand Partner provide. FNBO shall have final and sole discretion in determining whether purchases posted to an Account qualify for points. FNBO will track and report to Co-Brand Partner the Credit Card Rewards Points accumulated on each Account on each business day following the close of the Account billing cycle, and each such Credit Card Rewards Point shall automatically be converted by Co-Brand Partner to a Reward Point, which Co-Brand Partner shall credit to each such Cardholder’s account under the Rewards Program (“Rewards Account”). In addition, Co-Brand Partner shall track and credit to each Cardholder’s Rewards Account not less than 2 Rewards Points for every $1.00 of Qualifying Credit Card Transactions posted to an Account in Good Standing that is spent on Co-Brand Partner’s products and services, including purchases made onboard a Co-Brand Partner flight.

3.

Redemption Value. The redemption value of Rewards Points shall be determined by Co-Brand Partner in accordance with the terms and conditions of the Rewards Program, unless otherwise denoted in this Agreement, which shall be no less favorable for Cardholders than for other participants in such Rewards Program. Rewards Points will be redeemable in the increments provided under the terms and conditions of the Rewards Program, which redemption increments shall be no less favorable for Cardholders than for other participants in such Rewards Program.

4.

Terms & Conditions. Co-Brand Partner shall provide to FNBO the most recent terms and conditions of the Rewards Program upon written request, or any time the Rewards Program is amended or modified in any way.

5.

Rewards Program Benefits. Benefits provided by Co-Brand Partner for each Cardholder meeting the applicable Rewards Program criteria will include, but not be limited to, the following: (a) Spend Bonus as described below; (b) Anniversary Bonus as described below; (c) All checked bags and seat/class upgrades will be discounted by 50% of the regular cost for the Cardholder and for each individual accompanying the Cardholder when booked on the same reservation; (d) One complimentary in flight premium beverage for the Cardholder for every leg of the flight; (e) 48 hour advance notice and bookings on select new routes or destinations that are added to Co-Brand Partner’s flight schedule; (f) Priority boarding for the Cardholder and each individual accompanying the Cardholder on all flights; (g) Acquisition Bonus as described below; (h) No foreign transaction fees; and (i) Bonus points on promotional events (e.g., a new hub; a new gateway city).

6.

Funding. The compensation paid to Co-Brand Partner under the Compensation Schedule for Account Activation Bonus Payments for Consumer Accounts shall be applied by Co-Brand Partner to fund the Rewards Program for Activated Card Cardholders. Notwithstanding any other terms and conditions related to the redemption value for the Rewards Program, each Rewards Point redeemed by Cardholders on a Consumer Account that is Activated shall be valued at $0.01 (one cent) per point.

7.

Anniversary Bonus. (a) For Cardholders whose applications were received on or after July 28, 2016: 10,000 Rewards Points redeemable for Co-Brand Partner products and services at the end of any Qualification Period in which all of the following occur: (1) the Account is enrolled in the Rewards Program for the entire Qualification Period; (2) at least $10,000 in Qualifying Credit Card Transactions is posted to the Account during the Qualification Period; and (3) the Account is in good standing per FNBO records. (b) For Cardholders whose applications were received before July 28, 2016: 5,000 Rewards Points redeemable for Co-Brand Partner products and services at the end of any Qualification Period in which all of the following occur: (1) the Account is enrolled in the Rewards Program for the entire Qualification Period; (2) at least $10,000 in Qualifying Credit Card Transactions is posted to the Account during the Qualification Period; and (3) the Account is in good standing per FNBO records.

8.

Definitions. For the purposes of this Schedule 2.7: “Qualification Period” means each period of 12 complete, consecutive Billing Cycles occurring immediately prior to the renewal date of a Card; “Qualifying Credit Card Transactions” means authorized new purchases posted to the Account on or after the Cardholder’s date of enrollment in the Rewards Program, net of refunds, credits and disputed billing items but “Qualifying Credit Card Transactions” do not include: (a) annual fees, finance charges and other fees or charges posted to Accounts; (b) cash advances or the use of convenience checks; (c) balance transfers; (d) charges for other products, services or benefits provided by FNBO; or (e) other transactions reasonably determined by FNBO not to be eligible; “Billing Cycles” means the interval between the days or dates of the periodic statements for the Account regardless of whether a periodic statement was generated.

9.

Acquisition Bonus. For Accounts opened and Activated on or after January 2, 2019, Cardholders shall earn a one-time acquisition bonus of 20,000 Rewards Points redeemable at any time for Co-Brand Partner products and services when all of the following occur: (a) the Account is enrolled in the Rewards Program; (b) at least $1,500 in Qualifying Credit Card Transactions are posted to the Account during the first 3 Billing Cycles after the account is opened; and (c) the account is in good standing per FNBO records.

Discretionary Terms:

If any discretionary terms are proposed by Co-Brand Partner, except to the extent those terms do not require FNBO to undertake additional obligations or activities with respect to the Rewards Program (including tracking information), such proposed discretionary terms must be agreed upon by FNBO to become obligations under the Reward Program.

Administration of Rewards Program:

1.

The parties agree that Accounts established pursuant to this Agreement shall be eligible to earn Rewards Points redeemable through the Rewards Program. Co-Brand Partner will fund and be liable for the redemption of all points earned on the Accounts and shall administer the Rewards Program at its own expense. FNBO shall have no obligation to fund or administer the Rewards Program.

2.

Accounts will earn and accumulate Credit Card Rewards Points as specified in the Mandatory Terms. FNBO will track such Credit Card Rewards Points from both Co-Brand Partner and non-Co-Brand Partner purchases and, subject to Applicable Law, report (in a manner mutually agreed to by the parties), accrued Credit Card Rewards Points information on an Account-basis to Co-Brand Partner at the completion of each billing cycle. Upon receipt of such information, Co-Brand Partner will promptly convert the Credit Card Rewards Points into Rewards Points and make such Rewards Points available for redemption by the Cardholders of such Accounts in accordance with the terms and conditions of the Rewards Program.

3.

For each Credit Card Rewards Point that FNBO reports to Co-Brand Partner for a Cardholder, Co-Brand Partner shall make 1 Rewards Point available for redemption by that Cardholder in the Rewards Program. In addition, Co-Brand Partner shall track and credit to each Cardholder’s Rewards Account not less than 2 Rewards Points for every $1.00 of Qualifying Credit Card Transactions posted to an Account in Good Standing that is spent on Co-Brand Partner’s products and services, including purchases made onboard a Co-Brand Partner flight. FNBO hereby acknowledges that Co-Brand Partner intends to market the Program as 5 Rewards Points for each dollar spent on Co-Brand Partner’s products and services, which will consist of 3 Credit Card Reward Points (converted to Reward Points upon being reported to Co-Brand Partner by FNBO) and the 2 Reward Points specified in the foregoing sentence. FNBO agrees that such marketing, so long as Co-Brand Partner operates the Rewards Program consistently in strict conformity and in accordance with such marketing, shall not constitute UDAAP.

4.	Rewards Points earned by the Cardholder in the Rewards Program shall not expire as long as the Account is open and in Good Standing per FNBO records.

5.

Upon the termination or expiration of this Agreement for any reason, Accounts will no longer be eligible to earn and accumulate Credit Card Rewards Points. Notwithstanding the termination or expiration of this Agreement, Co-Brand Partner shall continue to honor all Rewards Points validly credited to Accounts prior to the effective date of such termination or expiration in a manner consistent with the treatment of all Rewards Points earned in the Rewards Program during the Term of this Agreement.

PURCHASE OPTION SCHEDULE

(SCHEDULE 3.7)

1. Definitions. For purposes of this Schedule and the Agreement, the following terms shall have the meanings assigned to them below:

“Alternative Nominated Purchaser” shall have the meaning provided in Section 6 of this Schedule 3.7

“Conversion Data” has the meaning provided in Section 3 of this Schedule 3.7.

“Evaluation Notice” has the meaning provided in Section 2 of this Schedule 3.7.

“Fair Market Value” means the amount mutually agreed upon by the parties, expressed as a percentage of the Receivables or, if no amount can be agreed upon by the parties, then the Fair Market Value shall be determined pursuant to Section of this Purchase Option Schedule.

“KPI” means market standard key performance indicators related to the performance of the Card portfolio.

“Nominated Purchaser” means the credit card issuer designated by Co-Brand Partner to exercise the Purchase Option provided that such credit card issuer is legally and contractually able to purchase the Program Assets.

“Option Period” means the period commencing (a) with the effectiveness of a notice of termination provided by either FNBO or Co-Brand Partner pursuant to Section 9.1 of the Agreement or (b) with the effectiveness of any other notice of termination other than a notice of termination provided by FNBO pursuant to Section 9.2 and ending (i) in the case of a notice of termination contemplated in the foregoing clause (a) provided by Co-Brand Partner, 30 calendar days thereafter, (ii) in the case of a notice of termination contemplated in the foregoing clause (a) provided by FNBO, 90 calendar days after the later of the effective date of such notice or the date FNBO delivers RFP Data to Co-Brand Partner, or (iii) in the case of a notice of termination contemplated in the foregoing clause (b), the earlier of 60 calendar days after the effective date of such notice or the Termination Date of the Agreement set forth in such notice.

“Program Assets” means all of the Accounts, as well as their related Receivables, Cardholder Information, Account documentation and other rights, and such other Program data reasonably necessary to enable continuing operation and management of the Accounts, less accounts (and their related receivables) excluded for customary reasons including, but not limited to, fraud, lost/stolen, deceased, bankruptcy, delinquent more than 29 days, charged-off status, or as mutually agreed to by the parties.

“Purchase Agreement” means the agreement between FNBO and the Co-Brand Partner (or the Nominated Purchaser, as applicable) for the purchase of the Program Assets containing the terms and conditions set forth below and such other terms as mutually agreed to between the parties.

“Purchase Date” means the closing date for the purchase of the Program Assets.

“Purchase Notice” means written notice from Co-Brand Partner to FNBO of Co-Brand Partner’s intent to exercise the Purchase Option given during the Option Period.

“Purchase Option” means the nontransferable one-time right (except with respect to a Nominated Purchaser as provided herein) of Co-Brand Partner to purchase the Program Assets from FNBO in exchange for the Fair Market Value.

“Receivable” means, with respect to an Account as of the date or time in question, all amounts owed on such Account by the Cardholder, including outstanding purchases, cash advances, billed finance charges and any other charges and fees assessed on the Account, less all adjustments, credits, credits related to disputed amounts, and (without duplication) credit balances owed to the Cardholders on such Account.

“RFP Data” has the meaning provided in Section 2 of this Schedule 3.7.

2. Portfolio Evaluation. Not earlier than twenty-four (24) months prior to the expiration of this Agreement, Co-Brand Partner may notify FNBO in writing of Co-Brand Partner’s intent to evaluate the Card portfolio (the “Evaluation Notice”). An Evaluation Notice may also be delivered by Co-Brand Partner within thirty (30) days following a notice by either FNBO or Co-Brand Partner of a termination which will trigger the Purchase Option pursuant to Section 3.7. Within fifteen (15) business days following the timely issuance of an Evaluation Notice, FNBO shall provide Co-Brand Partner with aggregate portfolio level information for Co-Brand Partner to include in an RFP for the purpose of permitting Networks to evaluate, and potential purchasers to adequately determine their interest in bidding upon, the Card portfolio (the “RFP Data”). Such RFP Data shall include aggregate portfolio level information and KPI’s for the previous two (2) years broken out by year. If more than one potential purchaser requests additional information regarding the Card portfolio customary for this type of transaction, FNBO will provide to Co-Brand Partner such additional information in a timely manner. Prior to any RFP Data or other information being provided pursuant to this Section 2, FNBO shall be entitled to require any potential purchaser and such potential purchaser’s advisors and representatives to enter into commercially reasonable confidentiality arrangements with FNBO that covers the RFP Data and other information supplied by FNBO under this Section 2. Such confidentiality arrangements shall be substantially as protective as the confidentiality provisions set forth in Section 7 of the Agreement.

3. Conversion Data. Within thirty (30) days of request following the designation of the Nominated Purchaser and mutual agreement in writing of all parties on the price of the Portfolio, FNBO shall provide customary “data room” documentation, and such other Account data, information and interviews with FNBO, on-site due diligence and access to FNBO management, as may be reasonably requested by Co-Brand Partner (collectively, the “Conversion Data”). Co-Brand Partner may share the Conversion Data provided to Co-Brand Partner under this Section 3 with Co-Brand Partner advisors and representatives and the Nominated Purchaser and their advisors and representatives to facilitate the purchase and conversion of the Accounts; provided, however, that such advisors are obligated to maintain the confidentiality of the information they receive. Notwithstanding the foregoing, FNBO may in its sole discretion also require that Co-Brand Partner cause its advisors and representatives, and the Nominated Purchaser, Alternative Nominated Purchaser and their advisors and representatives, to enter into confidentiality agreements and arrangement with FNBO that covers the Conversion Data and other information supplied by FNBO under this Schedule 3.7 before providing such Conversion Data, which confidentiality agreements and arrangements shall be substantially as protective as the confidentiality provisions set forth in Section 7 of the Agreement. If the Nominated Purchaser and Alternative Nominated Purchaser has previously entered into confidentiality agreements and arrangements with FNBO pursuant to this Schedule 3.7, Co-Brand Partner shall cause such Nominated Purchaser and Alternative Nominated Purchaser and such Nominated Purchaser’s and Alternative Nominated Purchaser’s advisors and representatives to enter into confidentiality agreements and arrangements with FNBO that covers the Conversion Data and other information supplied by FNBO under this Schedule 3.7 before providing such Conversion Data, which confidentiality agreements and arrangements shall be substantially as protective as the confidentiality provisions set forth in Section 7 of the Agreement.

4. Purchase Option Exercise. So long as Co-Brand Partner is not at the time in material breach of the Agreement, it may exercise its Purchase Option by providing FNBO the Purchase Notice prior to the expiration of the Option Period. Co-Brand Partner may only exercise its Purchase Option one-time. The completion of the Purchase following the exercise of the Purchase Option shall require the execution of a mutually agreeable Purchase Agreement between FNBO and Co-Brand Partner (or the Nominated Purchaser or Alternative Nominated Purchaser) for a purchase price of at least the Fair Market Value, all as provided in Sections 5 and 6 of this Schedule 3.7. Simultaneously with the closing of the Purchase Agreement, this Agreement shall be terminated. Following delivery of the Purchase Notice, FNBO and Co-Brand Partner (or the Nominated Purchaser, as applicable) will negotiate a mutually agreeable market standard Purchase Agreement between for a purchase price equal to the Fair Market Value. The Purchase Agreement will specify the Purchase Date, which shall be the Termination Date, unless otherwise mutually agreed upon by the parties, provided, however, that in the event the Option Period commences pursuant to clause (b) of the definition thereof, the Purchase Date shall be 90 calendar days after the designation of the Nominated Purchaser, unless otherwise mutually agreed upon by the parties. Notwithstanding anything in the Agreement to the contrary, in the event that Co-Brand Partner exercises the Purchase Option, to the extent necessary the Term of the Agreement shall be extended until the Purchase Date.

5. Determination of Fair Market Value. Upon receipt of the Purchase Notice, Co-Brand Partner (or the Nominated Purchaser, as applicable) and FNBO shall enter into good faith negotiations for a period not to exceed 25 calendar days to determine the Fair Market Value of the Program Assets. In the event the parties are not able to agree on the Fair Market Value within such 25 calendar day period, then FNBO (at its expense) and Co-Brand Partner (at its expense) shall each retain an independent appraisal firm of national standing within 15 calendar days following the conclusion of such 25 calendar day period. FNBO shall provide identical sets of information to the appraisers as is necessary to permit the appraisers to provide a valuation of the Program Assets. Each appraisal firm shall provide its appraisal, expressed as a percentage of the Receivables, to both parties within 30 calendar days from the date of engagement. If the difference between the appraisals provided by the two firms is not greater than 300 basis points, then the Fair Market Value shall be the average of the two appraisals (i.e., if the appraisals are 115% and 118%, respectively, then the difference between the appraisals would be 300 basis points and the Fair Market Value would be 116.5%, the average of the two appraisals). If the difference between the appraisals provided by the two firms is greater than 300 basis points, then the two appraisal firms shall hire a third appraisal firm (the expense of which will be shared equally by at Co-Brand Partner and FNBO) within 5 calendar days from the date the last appraisal was provided to the parties, and the third appraisal firm shall provide its appraisal within 15 calendar days from the date of engagement and the Fair Market Value shall be the median of the three appraisals.

6. Purchase Agreement. The Purchase Agreement shall, among other things, include the following terms: (a) a sale by FNBO without recourse as to credit liability and collectability (but with standard indemnities for misrepresentations and breaches of warranties and covenants); (b) standard representations, warranties and covenants for credit card portfolio purchase agreements; (c) Card plastics issued by FNBO will be replaced with plastics issued by Co-Brand Partner (or the Nominated Purchaser or Alternative Nominated Purchaser, as applicable) upon earlier of the scheduled expiration of each Card or 180 days after the Purchase Date; (d) the assumption by Co-Brand Partner (or the Nominated Purchaser or Alternative Nominated Purchaser, as applicable), as of the Purchase Date, of all of FNBO’s obligations and liabilities with respect to the Program Assets; (e) either (i) the conversion of the Program Assets to Co-Brand Partner’s platform, Nominated Purchaser’s (or Alternative Nominated Purchaser’s) platform or a third party servicer’s platform on the Purchase Date, or (ii) if conversion is not feasible on the Purchase Date, an interim servicing period pursuant to an interim servicing agreement to be negotiated between FNBO and Co-Brand Partner (or the Nominated Purchaser, or Alternative Nominated Purchaser as applicable) wherein Co-Brand Partner and/or the Nominated Purchaser or Alternative Nominated Purchaser agree to bear the costs associated with such interim servicing; (f) Co-Brand Partner shall be responsible for and promptly reimburse FNBO for the reasonable and customary costs and expenses (including third party costs and expenses) associated with the conversion of the Program Assets. In the event FNBO and the Nominated Purchaser initially designated by the Co-Brand Partner are unable to agree on the terms and conditions of a Purchase Agreement, Co-Brand Partner may designate another credit card issuer provided that such credit card issuer is legally and contractually able to purchase the Program Assets (“Alternative Nominated Purchaser”). In this event both parties agree that: (a) the Alternative Nominated Purchaser shall complete all due diligence activities based on the due diligence materials produced for the original Nominated Purchaser; and (b) if Fair Market Value was established during negotiations with the Nominated Purchaser pursuant to the appraisal process described in Section 5 of this Schedule 3.7, such Fair Market Value shall be binding on the Alternative Nominated Purchaser. If FNBO and the Alternative Nominated Purchaser are also unable to reach agreement on the terms and conditions of a Purchase Agreement, this Agreement shall terminate and FNBO shall have no further obligation with respect to the sale of the Program Assets.

7. Fair Market Value Assumptions. In determining the Fair Market Value, the appraisal firms shall assume the following: (a) all of the Accounts that comprise the Program Assets shall be purchased; (b) value the Program Assets as a going concern, subject to a new five year joint marketing agreement of the existing Program with a credit card issuer willing to extend credit to the same credit population segment and include the residual value of the portfolio after the endorsement expires; (c) the economics of the Program between the Co-Brand Partner and the credit card issuer remains the same as delineated in this Agreement (including any then-existing value proposition, compensation, funding as provided by the parties, Program revenue, rewards program funding and incentives) shall remain in effect for the duration of the five year joint marketing agreement; (d) the level of support from Co-Brand Partner remains at the same level as required under this Agreement for the duration of the five year joint marketing agreement; (e) assume the economics of the program between Co-Brand Partner and the credit card issuer remains the same using the direct costs associated with the Program but excluding the indirect costs for the duration of the five year joint marketing agreement; (f) operating expenses will be industry standard marginal servicing costs for a credit card portfolio; and (g) that Program interchange revenue and marketing support from the Network(s) remains at the same level as of the commencement of the Option Period for the duration of the five year joint marketing agreement. The appraisal firms shall also consider historical performance of the portfolio while also considering market and portfolio trends.

8. Costs and Expenses. Except as otherwise provided in this Purchase Option Schedule, each party shall bear all of its own direct and indirect costs and expenses in connection with the negotiation of the Purchase Agreement (and an interim servicing agreement, if necessary).

SCHEDULE 5.1

COMPENSATION SCHEDULE TO

CO-BRAND MARKETING AGREEMENT

1.	Finder’s Fees for New Accounts

•	FNBO will pay Co-Brand Partner an initial, one-time finder’s fee of $75.00 for each Activated Application Account.

•	FNBO will pay Co-Brand Partner an initial, one-time finder’s fee of $5.00 for each Activated Solicitation Account.

2.	Account Activation Bonus Payments.

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FNBO shall pay Co-Brand Partner a one-time $100 bonus payment for each Activated Application Account when all of the following occur: (a) at least $1,500 in Qualified Credit Card Transactions are posted to the Account during the first 3 Billing Cycles after the Account is opened; and (b) the account is in Good Standing per FNBO records. Co-Brand Partner shall use such bonus payments to fund the Mandatory Terms of the Rewards Program in Schedule 2.7.

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FNBO shall pay Co-Brand Partner a one-time $75 bonus payment for each Activated Solicitation Account when all of the following occur: (a) at least $1,500 in Qualified Credit Card Transactions are posted to the Account during the first 3 Billing Cycles after the Account is opened; and (b) the account is in Good Standing per FNBO records. Co-Brand Partner shall use such bonus payments to fund the Mandatory Terms of the Rewards Program in Schedule 2.7.

3.	Renewal Fees

•	FNBO will pay Co-Brand Partner a renewal fee of $1.00 for each Activated Account in Good Standing (a) on that Account’s first anniversary date; (b) and each anniversary date thereafter.

4.	Net Retail Compensation.

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FNBO shall pay Co-Brand Partner 3.00% of Net Retail Sales posted to Activated Accounts in Good Standing that is spent on Co-Brand Partner’s products and services, including purchases made onboard a Co-Brand Partner flight;

•	FNBO shall pay Co-Brand Partner 2.00% of Net Retail Sales posted to Activated Accounts in Good Standing that is spent on products and services at grocery stores or gas stations; and

•	FNBO shall pay Co-Brand Partner 1.78% of Net Retail Sales posted to Activated Accounts in Good Standing that is spent for all other purchases of products and services.

For clarification, Co-Brand Partner shall use 1.00% of the Net Retail Compensation it receives herein to fund the Mandatory Terms of the Rewards Program in Schedule 2.7.

5.	Acquisition Bonus Cost Sharing.

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From time to time, the parties may agree to an Acquisition Bonus that may be greater than the base Acquisition Bonus of 20,000 Rewards Points outlined in Section 9 of the Mandatory Terms of the Rewards Program in Schedule 2.7 for each Account opened and Activated on or after January 2, 2019. In such an event, FNBO shall pay Co-Brand Partner $ 0.005 per point for each Acquisition Bonus Rewards Point credited to the Cardholder’s Account over and above the base Acquisition Bonus of 20,000 Rewards Points outlined in Section 10 of the Mandatory Terms of the Rewards Program in Schedule 2.7.